Exhibit 99.(j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of The
Reserve Short-Term Investment Trust:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the statement of additional information.

KPMG LLP

New York, New York

December 7, 2007